Exhibit 5.1
[_______], 2011
Regional Management Corp.
509 West Butler Road
Greenville, South Carolina 29607
Ladies and Gentlemen:
     We have acted as counsel to Regional Management Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to (1) the offer and sale by the Company of an aggregate of [__________] shares of Common Stock, par value $0.10 per share (together with any additional shares of such stock that may be registered by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement (the “Company Shares”) and (2) the offer and sale by certain selling stockholders of [________] shares of Common Stock (together with any additional shares of such stock that may be registered by such selling stockholders pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Stockholder Shares” and, together with the Company Shares, the “Shares”).
     We have examined the Registration Statement and a form of the Amended and Restated Certificate of Incorporation of the Company (the “Amended Certificate”), which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the

Regional Management Corp.	[___], 2011
originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
     In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that the shares of capital stock of the Company in issue at the time of the conversion of the Company to a Delaware corporation were duly authorized by the Company and validly issued, fully paid and nonassessable under the law of the State of South Carolina.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:
     1. When the Amended Certificate has been duly filed with the Secretary of State of the State of Delaware and upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the board of directors of the Company, the Company Shares will be validly issued, fully paid and nonassessable.
     2. The Stockholder Shares are validly issued, fully paid and nonassessable.
     We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

Regional Management Corp.	[___], 2011
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours, SIMPSON THACHER & BARTLETT LLP